SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

READING INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              James J. Cotter
                                  Chairman

To My Fellow Stockholders:

      I was reminded the other day that our last regular stockholders’ meeting was in September 2000. There was a meeting in December 2001, but this was principally to formalize the consolidation of Reading, Craig Corporation and Citadel, which was concluded at the end of that year. We will not experience this time-gap again and we intend to get together earlier in the year in the future.

      Our progress in the last couple of years has been personally satisfying. I am going to highlight our cinema, theatre and real estate activities and let you be the judge of the reasonableness of my enthusiasm.

      Starting out, it should be understood that this Company is first and foremost a hard asset company. Our principal domestic cinema operations are in New York, Texas, and New Jersey. Our foreign cinema operations are in Australia, New Zealand and Puerto Rico. We have three live theatres in New York City and one (four auditoriums) in Chicago. Our major real estate holdings are in Australia (Melbourne, Sydney, Brisbane and Perth), New Zealand (Wellington), New York City and California. Domestically, our theatre cash flow before G&A for the past nine months is flat against the same period last year. Our live theatres’ cash flow before G&A is presently behind last year’s figures but will, in my opinion, catch up by year-end, as all seven stages will be operational for the 4th quarter.

      We have closed and sold the four-plex Murray Hill Cinema in New York City for $10 million, resulting in projected net operating savings of approximately $580,000 per year, and a $10 million reduction in both our loan commitment to Sutton Capital and in the exercise price of our option to purchase the Sutton Cinema, Village East Cinema and Cinemas I, II & III properties currently being leased from Sutton Capital. As part of the sale arrangement, we also negotiated an option either to receive a further payment of $500,000 or to purchase a 25% interest in the eventual development of the property for an amount equal to 25% of the net book equity of the buyer (net cost) in the project. The project includes both the Murray Hill Cinema property, and the immediately adjacent property.

      Reading is also in negotiations with respect to the sale of the Sutton Cinema property for $18 million plus a 25% participation option “kicker” similar to the one as we received in the Murray Hill transaction. Such a sale should significantly improve operating cash flow, since the Sutton Cinema cash flow is currently only approximately $100,000 annually, calculated prior to any rental payments to Sutton Capital and its affiliates.

      Finally, by the end of 2002, I anticipate that our G&A expenses will be down by approximately $1 million over 2001.

      Over (or should I say Under) in Australia, our circuit has grown to 13 cinemas with 93 screens and generated A$39.8 million of total revenue for the 9 months ending September 30, 2002. This represents an increase of 20% over the same period last year. I expect that our Australia based cinema revenue for 2002 will exceed A$54 million and I believe that the outlook is positive for the following year. I estimate that our Australian cinema business will generate about A$10 million of net operating cash flow for 2002, which equates to a return on cinema investment of approximately 30%.

      In the last nine months, cinema operating cash flow in Puerto Rico ran ahead of last year. We are currently negotiating the sale of all but one of the cinemas at a price in excess of our remaining book value. In any event, we plan to continue our lawsuits against the principal cinemas operator in Puerto Rico and the Plaza Las Americas, in hopes of recouping some of our losses in that market.

      On the property side of the ledger for our overseas operations, we have now completed construction of three entertainment/ retail centers in Sydney and Perth, Australia and in Wellington, New Zealand. The centers in Sydney and Perth, while performing reasonably satisfactorily as cinemas, have yet to produce the rental returns projected at the time they were commenced. I believe, however, that over time, they will perform satisfactorily as real estate investments as well. On the other hand, our Wellington, New Zealand Entertainment Center has been, in my view, a major success.

      We are now moving on to develop those properties which, after further evaluation, I believe are likely to have greater value as retail or mixed use projects than as entertainment properties. For example, we anticipate breaking ground early next year on a retail development in the Brisbane area featuring food and liquor outlets as well as pub and gaming facilities. Also, negotiations are presently underway to sell a one-half interest in the Burwood property to a joint venture partner for A$14 million and thereafter to develop the site for residential, commercial, and some retail uses. Our cost basis in the Burwood property is A$9.6 million. I believe that Burwood, comprising approximately 50 acres in the demographic center of Melbourne, will ultimately be our most exciting project. It is clearly our biggest.

      There are 3 major cities in New Zealand: Auckland, Wellington and Christchurch. Our company has a 50% interest in a joint venture in Auckland, consisting of 13 screens on 3 properties, two fees and one leasehold interest. The joint venture’s total investment in these properties is NZ$12 million including NZ$6 million of bank debt. The joint venture is currently generating about NZ$2 million of net cash flow on an annualized basis, which represents approximately a 31% return on equity.

      Our New Zealand joint venture is planning to open an 8-plex leased cinema in Christchurch next year and is currently in negotiations with respect to another 8-plex leased cinema in Auckland. Based on our experience to date in New Zealand, I believe that these projects will likely produce investment returns of between 25% and 30%.

      In Wellington, the capital of New Zealand, we have built a magnificent 10-screen cinema and retail entertainment center known as Courtenay Central in the heart of the city. It contains about 40,000 square feet of retail space on the first floor and has a 1,100-space garage immediately adjacent to the complex. We built this project separate from our joint venture partner, and own it entirely in fee.

      Our total investment in Courtenay Central is NZ$57.5 million, including NZ$35 million of bank debt. Opened in March 2002, Courtenay Central has been a huge success. Cinema attendance is running at 30% over budget. The retail space is about 75% leased with tenants such as McDonald’s and Starbucks. A bookstore, video store, food court, sports café, pharmacy and other restaurants also make their home at the center. The parking garage revenue is growing every month. I anticipate a cash flow of approximately NZ$2.7 million over the next 12 months from our cinema and real estate operations at Courtenay Central, calculated after payment of all interest on the debt associated with the project.

      It must also be remembered that we own an additional 30,000 square feet of property immediately adjacent and to the north of Courtenay Central. We are presently in negotiations with a major retailer to develop this site as well. A few months ago, New Zealand Architecture and Design Trends, the New Zealand equivalent of Architectural Digest, did a multi-page color layout on Courtenay Central, and we will have copies of this magazine available at the meeting on November 8. The development is considered unique in Wellington and, in my view, is the best-looking entertainment complex in all of New Zealand. As you can see, we are very proud of it, as we are of all our developments.

      In retrospect, our Company has lost capital in Puerto Rico and suffered from the long decline of the Australian/ New Zealand currencies. Nevertheless, I am hopeful that we will recoup some of our Puerto Rican loss through the lawsuit filed in that country. Until the US currency weakens, however, I do not see the Aussi-Kiwi currencies appreciating near-term. In my view, these two countries want their currencies not to achieve

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parity with or to even get close to the US dollar, in order to insure that their export program receives a low-cost market reception, especially in the USA.

      Naturally, any upward adjustment in those currencies would, under GAAP, go right to the book net worth of our Company, which presently stands at about $95 million. However, please understand that, in my personal view, our company is worth materially more than that book net worth.

      Obviously, like any other public company, we face many challenges ahead. The cost of liability insurance has increased dramatically since the events of September 11th, and like all other companies, we face and must deal with the increasing costs of health benefits. We face uncertainty as to the relative values of the US dollar, as compared to the Australian and New Zealand dollars, and uncertainty as to the appeal and availability of film for our cinemas, and of plays for our live theaters. We face competition for significantly larger movie chains, such as Regal, Loews and AMC in the United States and Village and Hoyts in Australia and New Zealand. However, as I stated at the beginning, I am personally satisfied with our progress over the past two years, and optimistic about the future for our Company.

      As I have also said on numerous prior occasions, my family and I are by far this Company’s largest stockholders and are committed to Reading’s long-term best interests. As a further demonstration of that commitment, my daughter, Margaret Cotter, and my son, James J. Cotter, Jr., have agreed to serve as Directors of the Company. Since Margaret’s company receives compensation from Reading in connection with her company’s management of Reading’s live theaters, she has agreed to serve without any compensation, other than the grant of stock options we typically give to all non-employee Directors. My family and I are not sellers, are committed to Reading for the long haul, and have great faith in Reading’s prospects.

      In order to strengthen the independence and experience of our Board, we have also added two new independent directors, Mr. Eric Barr and Mr. Gerard Lehaney. Mr. Barr is a former PriceWaterhouse partner, resident in Melbourne Australia, and has agreed to chair our Audit Committee. In addition to independence, Mr. Barr brings to our Board both accounting expertise and long experience in the Australian business community. Mr. Lehaney is an investment advisor, with long experience in international investment and currency values. As a long time director of Craig Corporation, Mr. Lehaney also brings to our Board continuity and institutional memory. The Craig Board has benefited for many years from his advice and counsel. As a result of these new appointments, I am proud to say that not only do we meet, we exceed, current American Stock Exchange and SEC rules and regulations pertaining to the structure of public boards and the qualifications required of their members.

      In this quest to maintain a high level of Board independence, while controlling costs, we have had to say good-bye to some of our former directors, who it is anticipated will continue in the future to provide services as executives, legal counsel or financial advisors to the Company. I would like to particularly thank William Gould, of Troy & Gould, our long time corporate counsel for his years of service on the Craig Board, and Ken McCormick, formerly a Managing Director of J.P. Morgan & Co., and an ongoing source of strategic financial advice to me, for his service to the Reading Entertainment Board.

      Before I conclude my two-year summary, I want also to express my and our Company’s indebtedness to an individual who served us so well as a director on the Boards of all three companies simultaneously and who passed away this year after battling a long illness, Bob Loeffler. Many of us knew him professionally as a brilliant lawyer installed as trustee for Equity Funding, at that time the largest corporate bankruptcy of its kind. He brought his great intellect as well as a unique ability to instantly grasp issues and provide sound solutions to satisfy all interests. I met Bob on a social level and when the need for an independent director arose and he was asked if he could devote time to the boards of three companies, he immediately stepped forward. He did so as a friend more than in satisfaction of any personal ambition . . . his mantle already replete with corporate accolades. He missed few meetings even in the darker days of his illness, coming to board sessions in a wheelchair and when he couldn’t summon the strength to make a personal attendance, he was on the speakerphone. I often think about him, his generosity to others that I have witnessed, and what a delightful human being he was to be around. He will be sorely missed by this Company and by me personally.

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      In concluding my remarks, our attorneys admonish me that I must of course remind you that these views are my own. While they are the views on which I base my ongoing interest in Reading, no assurance can be given that any of the results that I have alluded to or predicted will in fact be achieved. They are simply my best estimate, as the Chairman, CEO and principal stockholder of this Company.

Sincerely,

James J. Cotter,
Chairman

Statements in this letter about the company’s expectations or forecasts of future financial performance, cash flow, return on investment, results of pending litigation, customer relationships, the market for retail real estate, initiatives to sell or develop new entertainment centers and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of retail space, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

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READING INTERNATIONAL, INC.

550 South Hope Street, Suite 1825
Los Angeles, CA 9007l

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, November 8, 2002

To the Stockholders:

      The Annual Meeting of Stockholders of Reading International, Inc., a Nevada corporation (“RII” or the “Company” and, collectively with its consolidated subsidiaries and corporate predecessors, “Reading”), will be held at the Millennium Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California on Friday, November 8, 2002, at 9:00 a.m., Los Angeles time, subject to adjournment or postponement, for the following purposes:

(1) To elect seven directors to the Board of Directors to serve until the 2003 Annual Meeting of Stockholders;

(2) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

      A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001 is enclosed. Only stockholders of record of the Company’s Class B Voting Common Stock, $0.01 par value, at the close of business on September 11, 2002 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending and voting in person at the Annual Meeting. Holders of record of the Company’s Class A Nonvoting Common Stock are being sent notices of the meeting but will have no voting rights.

      The Company will make available a list of the stockholders entitled to vote at the Annual Meeting for examination at its principal executive offices located at 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, at least ten days prior to the date of the Annual Meeting.

      If you are a holder of the Company’s Class B Voting Common Stock, and therefore entitled to vote at the Annual Meeting, you will have received a proxy card enclosed with this notice. Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to assure that your shares will be represented.

By Order of the Board of Directors

JAMES J. COTTER
Chairman

This proxy statement is first being mailed to stockholders on or about October 16, 2002.

Please sign and date the enclosed proxy card and mail it promptly in the enclosed return envelope to ensure that your votes are counted.

VOTING AND PROXIES
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANTS
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

READING INTERNATIONAL, INC.

550 South Hope Street, Suite l825
Los Angeles, CA 9007l
(2l3) 235-2240

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Friday, November 8, 2002

INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (“RII” or the “Company” and, collectively with its consolidated subsidiaries and corporate predecessors, “Reading”), of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, November 8, 2002, at 9:00 a.m., and at any adjournment or postponement thereof, at the Millennium Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the meeting.

      At the Annual Meeting, stockholders will be asked to elect seven directors.

VOTING AND PROXIES

      Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, will be voted “FOR” each of the nominees for director as identified on such card. Although management does not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their judgment with respect to any other matters that may properly come before the Annual Meeting.

      Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

      In addition to the solicitation by mail, regular employees of the Company may solicit proxies in person or by telephone without additional compensation. The Company also will pay persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners. The Company will bear all expenses incurred in soliciting its proxies.

      Only stockholders of record of Class B Voting Common Stock, $0.01 par value (the “Class B Voting Stock”), of the Company at the close of business on September 11, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The outstanding voting securities of the Company on that date consisted of 1,336,331 shares of Class B Voting Stock. Stockholders are entitled to one vote for each share of Class B Voting Stock held of record. Holders of record of the Company’s Class A Nonvoting Common Stock, $0.01 par value (the “Class A Nonvoting Stock”), are also being sent notices of this meeting but will have no voting rights.

      The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions will be counted for purposes of determining the presence of a quorum, as will broker non-votes, provided authority is given to attend the meeting or to vote on any matter to come before the meeting. Because directors are elected by a plurality vote, abstentions and broker non-votes will not be counted either for or against the election of directors when determining whether a particular director has been elected.

ELECTION OF DIRECTORS

Beneficial Ownership of Securities

      The following table sets forth the shares of common stock, beneficially owned as of the Record Date (September 11, 2002) by (i) each director and nominee, (ii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, and (iii) all directors and executive officers as a group. Except as noted, the indicated beneficial owner of the shares has sole voting power and sole investment power.

	Amount and Nature of Beneficial Ownership(11)

	Class A Non-Voting(12)		Class B Voting

Name and Address of	Number of	Percentage	Number of	Percentage
Beneficial Owner	Shares	of Class	Shares	of Class

James J. Cotter(1)(2)	6,353,660	29.6%	1,161,388	53.5%
S. Craig Tompkins(1)(3)	92,540	*
Eric Barr(1)(4)	20,000	*
James J. Cotter, Jr.(1)(4)	20,000	*
Margaret Cotter(1)(4)(5)	20,000	*	35,100	2.6%
Gerard P. Laheney(1)(4)	20,000	*
William C. Soady(1)(4)	20,000	*
Alfred Villaseñor, Jr.(1)(4)	20,000	*
Hecco Ventures(6)	1,565,782	7.6%
120 North Robertson Blvd. Los Angeles, CA 90048
Michael Forman(7)	N/A		327,808	24.5%
120 North Robertson Blvd. Los Angeles, CA 90048
Private Management Group(9)	N/A		109,760	8.2%
20 Corporate Park, Suite 400 Irvine, CA 92606
Lawndale Capital Management/
Diamond A Partners LP/
Andrew E. Shapiro(10)	N/A		99,280	7.4%
One Sansome Street, Suite 3800 San Francisco, CA 94104
All directors and Executive Officers as a Group (13 persons)(11)	6,690,700	31.4%	1,208,988	54.5%

*	Less than 1%.

(1)	550 South Hope Street, Suite 1825, Los Angeles, California 90071.

(2)	Mr. Cotter directly owns 4,212,878 shares of Class A Nonvoting Stock (inclusive of 7,500 shares held in Mr. Cotter’s profit sharing plan) and 327,808 shares of Class B Stock. Mr. Cotter has stock options that are either currently exercisable or which will become exercisable within 60 days of the Record Date to acquire 575,000 and 833,580 shares of Class A Nonvoting and Class B Voting Stock, respectively. Mr. Cotter is also considered the beneficial owner of 1,565,782 shares of Class A Nonvoting Stock owned by Hecco Ventures, a general partnership (“HV”).

(3)	Includes 89,950 shares of Class A Nonvoting Stock which may be acquired through the exercise of stock options that are either currently exercisable or which will become exercisable within 60 days of the

Record Date. Mr. Tompkins is also the beneficial owner of 2,590 shares of Class A Nonvoting Stock held in various retirement accounts for the benefit of Mr. Tompkins, his wife and his child. Mr. Tompkins disclaims ownership of the shares held in his wife’s IRA account and his child’s trust. Mr. Tompkins was a member of the Board of Directors of the Company from 1993 to September 26, 2002, resigning immediately prior to the election of Mr. Gerard P. Laheney and Ms. Margaret Cotter in order to allow for a board comprised of a majority of independent directors.

(4)	Includes 20,000 shares of Class A Nonvoting Stock for each of the directors, which may be acquired through the exercise of currently exercisable stock options. Ms. Margaret Cotter and Mr. Gerard Laheney were awarded options effective upon their appointments to the Board on September 27, 2002.

(5)	Includes options to acquire Craig Corporation Common Stock received as a director of Craig Corporation, converted into options to receive 35,100 shares of RII Class B Voting Stock in the Consolidation (as defined below — See “Certain Transactions and Related Transactions”).

(6)	Hecco Ventures (“HV”) is a California general partnership. James J. Cotter is the general partner of a limited partnership, which is the general partner of HV. Margaret Cotter, Ellen Cotter and James J. Cotter, Jr., the children of Mr. James J. Cotter, are limited partners in the above-referenced limited partnership. The other general partners of HV are Michael Forman and a subsidiary of the Decurion Corporation, a company privately owned by Michael Forman and certain members of his family. Mr. Cotter has sole voting power and shared investment power over these securities.

(7)	Based on Form 3 filed April 25, 2001.

(8)	Based on Schedule 13-G filed January 17, 2002 for Class B Voting Stock. Pacific Asset Management LLC (“Pacific”) does not hold the securities as part of a group. However, Pacific serves as the investment manager to the direct beneficial owner, JMG Triton Offshore Fund, Ltd. and has the power to determine whether or when the securities will be sold.

(9)	Based on Schedule 13-G filed February 8, 2002 for Class B Voting Stock.

(10)	Based on Schedule 13-D filed March 26, 2002 for Class B Voting Stock owned by Lawndale Capital Management LLC (“LCM”), Diamond A Partners, LP (“DAP”), and Andrew E. Shapiro. According to filings with the SEC, LCM is the investment advisor to DAP, an investment limited partnership, and Mr. Shapiro is the sole manager of LCM.

(11)	Beneficial ownership is based on 20,484,993 shares of Class A Nonvoting Stock and 1,336,331 shares of Class B Voting Stock outstanding as of June 30, 2002, plus all options exercisable within 60 days of the Record Date for such persons holding such options. Shares exercisable within 60 days of the Record Date are deemed outstanding for the person holding such options but not deemed outstanding for any other person.

(12)	Since stockholders are not currently required under applicable law to report their holdings of nonvoting stock such as the Company’s Class A Nonvoting Stock, the Company has no means to determine the ownership of such securities other than as the result of voluntary disclosure by such owners. Accordingly, this information is only provided for directors, nominees and executive officers of the Company.

Nominees for Election

      Seven directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders to be held in 2003 or until their successors are elected and qualified. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees below, all of whom are currently directors of the Company. The seven nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected.

      The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position

James J. Cotter	64	Chairman of the Board and Chief Executive Officer(1)
Eric Barr	55	Director(2)
James J. Cotter, Jr.	33	Director(3)
Margaret Cotter	34	Director
Gerard P. Laheney	64	Director(1)(2)(3)(4)
William C. Soady	58	Director(2)(3)(4)
Alfred Villaseñor, Jr.	72	Director(1)(3)(4)

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation and Stock Option Committee.

(4)	Member of the Conflicts Committee.

      During the year ended December 31, 2001, the Board of Directors held 6 Board meetings, 8 Conflicts Committee meetings and 3 Audit Committee meetings. Each director attended at least 75% of the meetings of the Board of Directors and all committees on which he or she served, during the period such individual was a director. Prior to September 2002, the Company had separate Compensation and Stock Option Committees. The Compensation Committee had no formal meetings during 2001, although the members did discuss compensation matters from time to time during 2001. The Company’s Stock Option Committee had one meeting in 2001. The Company has no standing nominating committee. The Company’s Board Committees are discussed in greater detail under the caption Board Committees, below.

      Mr. James J. Cotter is the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Cotter was first elected to the Board in 1986, resigned in 1988, and was re-elected to the Board in 1991. He was elected Chairman of the Board in 1992, and named Chief Executive Officer on August 1, 1999. On October 16, 2000, Mr. Cotter resigned as the Chief Executive Officer of the Company in favor of a newly hired Chief Executive Officer, but resumed the positions following the resignation of that individual on December 27, 2000. Mr. Cotter is, and has been for more than the past five years, the Chairman of the Board and Chief Executive Officer of each of Craig Corporation (“CRG” and collectively with its corporate predecessors and wholly owned subsidiaries “Craig”) and Reading Holdings, Inc. (previously known as Reading Entertainment, Inc., and referred to herein as “REI”). Effective December 31, 2001, Craig and REI were consolidated with the Company, and are now wholly owned subsidiaries of the Company. Mr. Cotter is, and has been for more than the past five years, a director of The Decurion Corporation (motion picture exhibition and real estate company); the Chief Executive Officer and a director of Townhouse Cinemas Corporation (motion picture exhibition company); the General Partner of James J. Cotter, Ltd., a general partner in Hecco Ventures which is involved in investment activities and is a major stockholder in the Company; the Chief Executive Officer and 50% owner of Sutton Hill Capital, LLC and its predecessors (cinema exhibition and the counterparty to the various agreements comprising the City Cinemas Transaction); and prior to its acquisition by the Company, the Chairman, Chief Executive Officer and 50% stockholder of Off Broadway Investments, Inc. (owner and operator of live theaters and the counterparty to the Liberty Theaters Merger). Mr. Cotter was also a director of Stater Bros., Inc. (retail grocery company) from 1987 to 1997.

      Mr. Eric Barr has been a director of the Company since March 21, 2002. Mr. Barr is a resident of Brighton, Victoria in Australia, with extensive knowledge of the Australian business community. Prior to his appointment, Mr. Barr was a tax, corporate finance and audit partner with PricewaterhouseCoopers LLC in Australia for 36 years, retiring from that position in June 2001. Mr. Barr serves as the Chairman of the Company’s Audit Committee.

      James J. Cotter, Jr. has been a director of the Company since March 21, 2002. Mr. James J. Cotter, Jr. is an attorney in the law firm of Winston & Strawn specializing in corporate law. He has served as a management consultant and director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002. Mr. James J. Cotter, Jr. is the son of James J. Cotter and the brother of Margaret Cotter and Ellen Cotter. James J. Cotter, Jr. is a limited partner in James J. Cotter Ltd. which is a general partner of Hecco Ventures. Mr. James J. Cotter, Jr. is a member of Visalia LLC.

      Ms. Margaret Cotter has been a director of the Company since September 27, 2002, and has been a director of Craig since 1998 to present. Ms. Margaret Cotter is also the owner and President of Off Broadway Investments, LLC, a company that provides live theatre management services to Reading. Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theatres. Ms. Margaret Cotter served as the Vice President of Union Square Management, Inc. (live theatre management) from 1998 to 2000 and as a director of Big 4 Ranch, Inc. (“BRI”) from 1997 to September 26, 2002. Ms. Margaret Cotter is a member of the New York State Bar and, since September 1997, has been Vice President of Cecelia Packing Corporation. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993. She is the daughter of Mr. James J. Cotter and the sister of James J. Cotter, Jr. and Ellen Cotter. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of Hecco Ventures. Ms. Cotter is a member of Visalia LLC.

      Mr. Gerard P. Laheney has been a director of the Company since September 27, 2002, and has been a director of Craig since 1990. Mr. Laheney served as a director of Reading Company, the predecessor of REI, between November 1993 and June 1996. In November 1998, Mr. Laheney became chairman and president of BRI and a member of the management committee of each of the Agricultural Partnerships discussed below under the caption Certain Agricultural Transactions below. Mr. Laheney served in such capacities until his resignation on February 14, 2000. Between July 1995 and July 1996, Mr. Laheney was a consultant for Portfolio Resources Group overseeing global equities, fixed income and foreign exchange investments. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993. Mr. Laheney was Vice President of the Partners Financial Group, Inc., between December 1993 through June 1995 and a Vice President of Dean Witter Reynolds from April 1990 until December 1993.

      Mr. William C. Soady has been a director of the Company since August 24, 1999. Mr. Soady has been the Chief Executive Officer of ReelMall.com, an on-line movie memorabilia company since January 1, 2000. Prior to that, Mr. Soady served as the President of Distribution, PolyGram Films since 1997. Mr. Soady has also served as Director the Foundation of Motion Picture Pioneers, Inc. from 1981 to present, the Will Rogers Memorial Fund from 1981 to present and has been a member of the Motion Picture Academy of Arts & Sciences since 1982.

      Mr. Alfred Villaseñor, Jr. has been a director of the Company since 1987. He has also served as a director for Fidelity Federal Savings and Loan. Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, a corporation that has specialized in life, business and group health insurance for over 35 years. He is also a general partner in Plaza de Villa, a California real estate commercial center. Mr. Villaseñor is a director of the John Gogian Family Foundation and a director of Richstone Centers, a non-profit organization.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports to ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish the Company with a copy of all Section 16(a) forms they file.

      Based solely on a review of the copies of the forms which the Company received and written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2001, all filing requirements applicable to its reporting persons were met.

Indemnity Agreements

      On June 27, 1990, the Board authorized the Company to enter into indemnity agreements with its then current directors and officers. Since that time, the Company’s new officers and directors have also entered into such agreements. Under these agreements, the Company agrees to indemnify its officers and directors against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which any such officer or director is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that he is, was, shall be or shall have been an officer or director, employee, agent or fiduciary of the Company. Each of the current directors has entered into indemnity agreements with the Company. Similar agreements also exist between the Company’s subsidiaries and the officers and directors of such subsidiaries.

Director Compensation

      For their services as a director other than the Chairman of the Board, directors who are not officers or employees of the Company receive an annual retainer of $15,000 plus $1,500 for each committee chairmanship, $800 for each in-person meeting attended and $300 for each telephonic meeting. The Chairman of the Board receives $45,000 annually, which is included as part of his $545,000 total annual compensation. In addition, directors who are not officers or employees of the Company receive, upon joining the Board, immediately vested options to purchase 20,000 shares of Class A Nonvoting Stock at an exercise price equal to the market price of such securities at the time of grant. Messrs. Soady, and Villaseñor were granted options to purchase 20,000 shares each of the Company’s Class A Nonvoting Stock on April 13, 2000 at an exercise price of $2.76 per share. Messrs. Barr and James J. Cotter, Jr. were granted options to purchase 20,000 shares each of the Company’s Class A Nonvoting Stock on March 21, 2002 at an exercise price of $2.50 per share. Ms. Margaret Cotter and Mr. Laheney were granted options to purchase 20,000 shares each of the Company’s Class A Nonvoting Stock on September 26, 2002 at an exercise price of $3.75 per share.

      In March 2002, Mr. Soady was paid a directors fee of $25,000 for his work as the Chairman of the Company’s Conflicts Committees, and Mr. Villaseñor was paid $10,000 for his work as the only other member of the Conflicts Committee with respect to the Consolidation.

Board Committees

      The Board of Directors has standing Audit, Conflict, and Compensation and Stock Option Committees. These committees are discussed in greater detail below. The Board of Directors does not have a nominating committee. Typically, nominations are suggested to the Board of Directors by the Chairman.

Executive Committee

      The Company has a standing Executive Committee comprised of Messrs. Cotter, Laheney and Villaseñor that is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors.

Audit Committee

      The Company’s Board of Directors maintains a standing Audit Committee. The Audit Committee operates under a Charter adopted by the Board of Directors. The Company’s Board of Directors intends to propose certain amendments to the Audit Committee Charter in light of the Sarbanes-Oxley Act of 2002 and proposed amendments to the rules of the American Stock Exchange. The Audit Committee is comprised entirely of independent directors, (as independence is defined in Section 121(A) of the American Stock Exchange listing standards). During 2001, the Audit Committee was comprised of Messrs. Robert Loeffler, William Soady and Alfred Villaseñor, Jr. Following Mr. Loeffler’s death in 2002, Mr. Eric Barr was appointed to the Audit Committee. Following his election to the Board on September 27, 2002, Mr. Gerard Laheney succeeded Mr. Alfred Villaseñor, Jr. on the Audit Committee. Set forth below is the Audit Committee Report.

      The Audit Committee has reported, with respect to the Company’s fiscal year ended December 31, 2001 that:

1. The Audit Committee has reviewed and discussed the audited financial statements with management;

2. The Audit Committee has discussed with the independent auditors the matters require to be discussed by SAS 61 (Codification of Statements on auditing Standards, AU Section 380), as currently in effect at the date of the report;

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as currently in effect at the date of the report;

4. Based on the review and discussions referred to in paragraphs (1) through (3), above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on form 10-K, for such fiscal year.

William C. Soady
Alfred Villaseñor, Jr.

Conflicts Committee

      The Company’s Board of Directors maintains a standing Conflicts Committee to review and advise the Board of Directors with respect to transactions and other matters which, in the view of the Board of Directors, involve an actual or potential conflict of interest between Reading and any one or more of its officers, directors, or controlling stockholders, or any one or more of their respective affiliates. Throughout 2001, the Conflicts Committee consisted of Messrs. William Soady and Alfred Villaseñor, Jr. Upon his election to the Board of Directors, Mr. Laheney was appointed to the Conflicts Committee. The Conflicts Committee met 8 times in 2001, all of which meetings were attended by both Messrs. Soady and Villaseñor.

Compensation Committee Report on Executive Compensation

      The Company has a standing Compensation Committee comprised during 2001 and until September 2002 of James J. Cotter and Alfred Villaseñor, Jr. Set forth below is the Compensation Committee Report.

      The Company’s executive compensation policies and programs are designed to attract and retain talented executives and to motivate them to achieve the Company’s business objectives that the Board of Directors believes will enhance stockholder value. The principal terms of the Company’s current employment arrangements with its principal executive officers, including salary and other base-level compensation, are described herein under “Summary Compensation Table.”

      Prior to the Consolidation, the Company, CRG and REI had separate compensation committees. The Compensation Committee of REI’s Board of Directors was responsible for compensation matters of employees of REI, and the Compensation Committee of CRG’s Board of Directors was responsible for compensation matters of employees of CRG. Certain executives provide services to two or more of the Company, REI and CRG. The Compensation Committee has historically considered compensation received from REI and CRG in determining the Company’s executive compensation. The Summary Compensation Table sets forth the compensation paid to the covered individuals by all three companies on a consolidated basis.

      The Company’s current compensation strategy is to supplement the executive officers’ base level compensation with periodic discretionary cash bonuses (predicated on the financial condition of the Company), in recognition of individual performance, and stock option grants designed to link the executives’ long-term compensation to appreciation in stockholder value over time. Compensation levels, including base salary, benefits, bonuses and stock option grants are designed to incentive employees and to maintain executive compensation at the levels needed to attract and retain key employees. Initially, except in the case of Mr. James J. Cotter, compensation decisions have been made by Mr. Cotter, as the Chief Executive Officer of RII, CRG and REI, in consultation with the Compensation Committees of RII, CRG and REI and, in the case of compensation paid to individuals related to Mr. Cotter, with the approval of the appropriate compensation committee. Likewise, grants of stock options are typically recommended by Mr. James J. Cotter and reviewed by the Stock Option Committee. In the case of Mr. James J. Cotter, all decisions with respect to compensation are subject to review and approval by the entire Board of Directors.

      No bonuses were paid by Reading, Craig or REI to any of their respective executive officers with respect to 2001. Stock options are reviewed and awarded separately by the Stock Option Committee, comprised entirely of independent directors. No stock options were awarded by Reading, Craig or REI with respect to 2001.

      Periodic cash bonuses and stock option awards for executive officers of the Company are determined primarily on the basis of the individual job performance of the executive officers and achievement of the Company’s business objectives, but no particular weighting is given by the Compensation Committee or the Stock Option Committee to individual performance versus the achievement of corporate objectives. These variable elements in the compensation of the Company’s executive officers recognize individual contributions and are determined based upon the level of the executive’s responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision and the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals.

      Subject to an exception for “performance-based compensation,” effective January 1, 1994, corporations generally will be denied a deduction for federal income tax purposes for compensation paid to senior executive officers to the extent that such compensation exceeds $1 million. This law did not impact the Compensation Committee’s deliberations with respect to 2001. The Company does not expect to pay any executive officer cash compensation in excess of the deductibility limit with respect to 2002. The Compensation Committee and the Board of Directors, however, retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility.

James J. Cotter
Alfred Villaseñor, Jr.

Stock Option Committee

      The Company’s Board of Directors maintains a standing Stock Option Committee to make determinations as to the granting of stock options under and the administration of the Company’s 1999 stock option plan. The Stock Option Committee met one time in 2001, and all members participated in that meeting. In September 2002, the Board’s Compensation and Stock Option Committees were merged into a single committee, and Messrs. Cotter Jr., Laheney, Soady and Villaseñor were appointed as the members of the merged committee. Prior to the merger of these two committees and throughout 2001, the Stock Option Committee consisted of Messrs. Soady and Villaseñor.

Vote Required; Recommendation of the Board

      The seven nominees receiving the greatest number of votes will be elected to the Board of Directors. The Company has been advised that Mr. Cotter intends to vote 327,808 shares of the Company’s Class B Voting Stock, representing 24.5% of the voting power of the Company, in favor of the nominees listed above.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Management of the Company

Executive Officers

      The names of the executive officers of Citadel, other than James J. Cotter, who is a nominee for director, together with information regarding such executive officers, is as follows:

Name	Age	Title

S. Craig Tompkins	51	Executive Vice President, Director — Business Affairs and Corporate Secretary
Robert F. Smerling	67	President — Domestic Cinemas
Andrzej Matyczynski	50	Chief Financial Officer and Treasurer
Brett Marsh	55	Vice President — Real Estate
Ellen M. Cotter	36	Chief Operating Officer — Domestic Cinemas
Neil Pentecost	44	Chief Operating Officer — Australia and New Zealand

      Mr. Tompkins is the Executive Vice President, Director — Business Affairs and Corporate Secretary of the Company. Mr. Tompkins was a member of the Board of Directors of the Company from 1993 to September 26, 2002, resigning immediately prior to the election of Mr. Gerard P. Laheney and Ms. Margaret Cotter in order to allow for a board comprised of a majority of independent directors. Mr. Tompkins was elected Vice Chairman of the Board and Principal Accounting Officer and Treasurer in 1994. Mr. Tompkins resigned as Principal Accounting Officer and Treasurer in November 1999, upon the appointment of Andrzej Matyczynski to serve as the Company’s Chief Financial Officer. For more than the past five years, Mr. Tompkins is and has been the President and a Director of Craig, the Vice Chairman of the Board of Directors of REI, and a Director and the Chairman of the Audit Committee of G&L Realty, Inc. (a New York Stock Exchange listed REIT). Prior to joining Reading, Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher. Mr. Tompkins was a director of Fidelity Federal Bank, FSB (“Fidelity”), where he served on the Audit and Compensation Committees, from April 2000 until the sale of that institution effective December 31, 2001.

      Mr. Smerling was appointed President of Citadel Cinemas, Inc. effective September 1, 2000 following Citadel’s acquisition of the City Cinemas. Mr. Smerling also serves as the President and a director of REI. Mr. Smerling has served as President of REI’s various domestic and Puerto Rican exhibition subsidiaries since 1994. Mr. Smerling served as President of Loews Theater Management Corporation from May 1990 until November 1993. Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.

      Mr. Matyczynski was named Chief Financial Officer and Treasurer of the Company and Craig and the Chief Administrative Officer of REI on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer and Treasurer of REI effective June 2, 2000. Prior to joining Citadel, Mr. Matyczynski held various positions over a twenty-year period with Beckman Coulter in the U.S. and Europe. Beckman Coulter is a leading provider of instrument systems and related products that automate laboratory processes. His last position at Beckman Coulter was that of Worldwide Director of Financial Reporting and Accounting, as well as serving as a director for certain Beckman Coulter subsidiaries.

      Mr. Marsh has been with the Company since 1993 and is responsible for the Company’s real estate activities. Prior to joining the Company, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of the Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.

      Ms. Ellen Cotter is the Chief Operating Officer of the Company’s domestic cinema operations. Ms. Ellen Cotter is a graduate of Smith College and holds a juris doctor from Georgetown Law School. Prior to her involvement with the Company, Ms. Ellen Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan. Ms. Cotter is the daughter of James J. Cotter and the sister of James J. Cotter, Jr. and Margaret Cotter, each of whom are directors of the Company.

      Mr. Pentecost has been the Chief Operating Officer for Australia and New Zealand since August 1999 and a director of Reading Australia since September 1999. Prior to joining Reading, Mr. Pentecost was with Hoyts, where he served in a number of positions, most recently serving as Operations and Services Manager (National). Mr. Pentecost joined Hoyts in 1995. Prior thereto, Mr. Pentecost served as the Director of Retail Services (Operations) for KFC in Australia.

Summary Compensation Table

      The following table shows, for the periods designated, the cash compensation paid by the Company and its affiliates, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose compensation exceeded $100,000 in all capacities in which they served.

						Long Term
						Compensation
						Securities
	Annual Compensation			Other		Underlying
				Annual		Stock Options	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Granted	Compensation(7)

James J. Cotter(2)	2001	$—	—	$545,000		—	—
Chairman of the Board	2000	—	—	$545,000		—	—
President and	1999	—	—	$545,000		—	—
Chief Executive Officer
S. Craig Tompkins(3)	2001	$410,500	—		(1)	—	$5,644
Executive Vice	2000	$410,900	—		(1)	40,000	$1,785
President, Director —	1999	$400,000	—		(1)	—	—
Business Affairs and Corporate Secretary
Robert F. Smerling(5)	2001	$350,000	—		(1)	—	—
President — Domestic	2000	$350,000	—		(1)	—	—
Cinemas	1999	$175,000	—		(1)	—	—
Andrzej Matyczynski(4)	2001	$185,250	$10,000		(1)	—	$5,824
Chief Financial Officer	2000	$180,000	—		(1)	30,000	$4,381
and Treasurer	1999	—	—	—		35,100	—
Brett Marsh(6)	2001	$180,500	$25,000		(1)	—	$4,580
Vice President —	2000	$170,000	$28,000		(1)	15,000	$4,149
Real Estate	1999	$162,600	—		(1)	—	—

(1)	Excludes perquisites if the aggregate amount thereof is less than $50,000, or 10% of salary plus bonus, whichever is less.

(2)	Mr. Cotter is paid a director’s fee of $45,000 from the Company and $150,000 from REI for his services as the Chairman of the Board of those two companies. Mr. Cotter is also paid an annual consulting fee of $350,000 from Craig. The Company owns a condominium in a high-rise building located in Hollywood, California, which the Company uses as an executive office, and which is personally used by Mr. Cotter. Since the incremental cost to the Company of Mr. Cotter’s personal use of these facilities does not exceed $50,000 or 10% of his annual consulting fee, the cost has not been included as compensation in the table. Mr. Cotter does not receive separate compensation for serving as the Chief Executive Officer of the Company.

(3)	Mr. Tompkins’ salary shown above for each of the years ended December 31, 2001, 2000 and 1999 represents that aggregate compensation paid to him by the Company, Craig and REI with respect to such periods. While no formal written agreement exists as to the terms of Mr. Tompkins’ employment, Mr. Tompkins is entitled to receive his annual base salary for a period of one year (less $40,000) in the event that his employment is involuntarily terminated and no change of control has occurred. Mr. Tompkins is entitled to a severance payment equal to base salary for two years (less $80,000) in the event of a change of control. Mr. Tompkins was granted options to acquire 40,000 shares of Class A Nonvoting Stock on April 13, 2000. These shares vested 8,000 immediately, with the remainder vesting 8,000 annually over four years.

(4)	Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his individual employment is involuntarily terminated. In addition, Mr. Matyczynski was granted a loan for $33,000, which will be forgiven ratable over three years, is entitled to annual other compensation of $12,000 and is eligible for a discretionary bonus of up to 25% of his base salary. Mr. Matyczynski was also granted options to acquire 65,100 shares Class A Nonvoting Stock (including the 30,000 shares of Craig Corporation common stock options which converted in the Consolidation into an option to acquire 35,100 shares of Class A Nonvoting Stock). The vesting schedule is as follows: 32,550 shares vested immediately and 10,850 shares vest on the each anniversary date following. Mr. Matyczynski’s compensation from the Company did not exceed $100,000 in 1999.

(5)	Prior to September 20, 2000, City Cinemas Corporation, a third party affiliate, and REI were parties to an executive-sharing arrangement for which Mr. Smerling was paid an annual salary of $175,000. Effective September 1, 2000, the Company acquired the assets of City Cinemas and appointed Mr. Smerling as President of its domestic cinema operations, increasing his compensation to $350,000 annually. Mr. Smerling is entitled to receive a payment equal to $175,000 in the event his employment with the Company is involuntarily terminated. Mr. Smerling’s salary shown above for the year ended December 31, 2001 and 2000 reflects compensation earned from Citadel Cinemas Inc.

(6)	On April 13, 2000, Mr. Marsh was granted options to acquire 15,000 shares of the Class A Nonvoting Stock. These shares vested 3,000 immediately, with the remainder vesting 3,000 annually over four years.

(7)	All other compensation is primarily comprised of the employer’s match of the Company’s 401(k) plan.

Option/SAR Grants in Last and Current Fiscal Year

      There were no options granted during the year ended December 31, 2001. As of September 30, 2002, options to acquire 1,105,000 shares of Class A Nonvoting Stock had been granted to the following executive officers and directors of the Company in 2002:

					Potential Realizable Value
					at Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Securities	Options/SARs			Appreciation for
	Underlying	Granted to			Option Term
	Options/SARs	Employees in	Exercise or Base	Expiration
Name	Granted(#)(1)	Fiscal Year	Price ($/Share)	Date	5%	10%

James J. Cotter(2)	975,000	88.24%	$3.80	7/11/05	$4,289,001	$4,931,355
James J. Cotter, Jr.(3)	20,000	1.81%	$2.50	3/27/12	$81,445	$129,687
Margaret Cotter(3)	20,000	1.81%	$3.75	9/26/12	$122,167	$194,531
Eric Barr(3)	20,000	1.81%	$2.50	3/27/12	$81,445	$129,687
Gerard P. Laheney(3)	20,000	1.81%	$3.75	9/26/12	$122,167	$194,531
Brett Marsh(4)	15,000	1.36%	$3.80	7/02/12	$92,847	$147,843
Andrzej Matyczynski(4)	35,000	3.17%	$3.80	7/02/12	$216,643	$344,968

(1)	All grants in 2002 were for Class A Nonvoting Stock.

(2)	575,000 shares vested immediately on July 11, 2002. Remaining shares vest at 200,000 shares per year.

(3)	20,000 shares vested immediately as of the grant date.

(4)	Shares vest 20% over the next four years on grant date with 20% vesting immediately.

      In addition, to the 1,105,000 options granted as shown above, options previously granted to certain officers and/or directors of Craig and REI and outstanding at the effective date of the Consolidation of those companies with RII were assumed in the Consolidation and converted into options to acquire 354,000 and 881,180 shares of Class A Nonvoting Stock and Class B Voting Stock, respectively.

		Before Consolidation		After Consolidation

		# of	Exercise Price			Exercise Price
Grantee	Grantor	Shares	of Shares	# of Shares		of Shares

Jorge E. Alvarez	Craig	5,000	$5.813	5,850	(1)	$4.97
Ellen M. Cotter	REI	10,000	$12.800	12,500	(2)	$10.24
James J. Cotter	Craig	594,940	$5.920	696,080	(2)	$5.06
James J. Cotter	REI	110,000	$12.800	137,500	(2)	$10.24
James J. Cotter	REI	265,232	$14.000	331,540	(2)	$11.20
Margaret Cotter	Craig	15,000	$9.740	17,550	(2)	$8.32
Margaret Cotter	Craig	15,000	$10.070	17,550	(2)	$8.61
Barbara K. Lau	Craig	5,000	$6.000	5,850	(1)	$5.13
David Lawson	REI	25,000	$7.625	31,250	(1)	$6.10
Brett Marsh	REI	10,000	$12.875	12,500	(1)	$10.30
Andrzej Matyczynski	Craig	30,000	$6.000	35,100	(1)	$5.13
Kenneth S. McCormick	REI	15,000	$5.625	18,750	(1)	$4.50
Robert F. Smerling	REI	35,000	$12.800	43,750	(1)	$10.24
S. Craig Tompkins	Craig	35,000	$5.250	40,950	(1)	$4.49
S. Craig Tompkins	REI	20,000	$12.800	25,000	(1)	$10.24

(1)	Class A Nonvoting Stock.

(2)	Class B Voting Stock.

      Since the Consolidation, options held by Mr. Cotter to acquire 331,540 shares of Class B Voting Stock have lapsed.

Aggregated Option/ SAR In Last Fiscal Year and Fiscal Year-End Option/ SAR Values

Value of
Unexercised
In-the-Money
					Number of Securities		Options/ SARs at
					Underlying Unexercised		FY-End($)(1)
	Shares Acquired		Value		Options/SARs at FY-End		Exercisable/
	on Exercise(#)		Realized($)		Exercisable/Unexercisable		Unexercisable

Name	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B

James J. Cotter	—	—	—	—	—	1,165,120/0	—	$0/$0
S. Craig Tompkins	—	—	—	—	81,950/24,000	—	$0/$0	—
Ellen Cotter	—	—	—	—	—	12,500/0	—	$0/$0
Brett Marsh	—	—	—	—	21,500/6,000	—	$0/$0	—
Andrzej Matyczynski	—	—	—	—	43,400/21,700	—	$0/$0	—
Robert F. Smerling	—	—	—	—	43,750/0	—	$0/$0	—

(1)	Calculated based on closing prices of $1.65 and $1.68 for Class A Nonvoting Stock and Class B Voting Stock, respectively.

Compensation Committee Interlocks and Insider Participation

      Messrs. Cotter and Villaseñor served on the Company’s Compensation Committee during 2001. Mr. Cotter is the Chairman of the Board, President and Chief Executive Officer of the Company, and the principal stockholder in the Company. Prior to the Consolidation of Craig and REI under the Company, Craig and REI were part of a control group with Mr. Cotter that controlled the Company. Mr. Cotter was also the Chairman of the Board and Chief Executive Officer of each of Craig and REI. Mr. Tompkins, Executive Vice President, Director — Business Affairs and Corporate Secretary of the Company, was also a director and the President of Craig and the Vice Chairman and Corporate Secretary of REI. Prior to his death earlier this year, Mr. Robert Loeffler served as a director and as the Chairman of the Audit Committee of each of the Company, Craig and REI.

Certain Transactions and Related Transactions

General

      On December 31, 2001, Craig Corporation (“CRG” and collectively with its corporate predecessors and wholly owned subsidiaries “Craig”), and Reading Entertainment, Inc. (“REI” and collectively with its corporate predecessors and consolidated affiliates “Old Reading”) merged with two wholly owned subsidiaries of the Company in a merger-of-equals consolidation (the “Consolidation”). As a part of the Consolidation, the Company changed its name to Reading International, Inc. (“RII” and collectively with its corporate predecessors and consolidated affiliates, “Reading”). For purposes of this discussion, the Company as it existed before the Consolidation is referred to by its prior name, Citadel Holding Corporation or “CDL,” and is referred to collectively with its then corporate predecessors and consolidated affiliates as “Citadel.” In the Consolidation, each share of CRG common stock and common preference stock was converted into the right to receive 1.17 shares of RII Class A Nonvoting Stock (the “Class A Nonvoting Stock”), and each shares of REI common stock was converted into the right to receive 1.25 share of RII Class A Nonvoting Stock. The CDL Class A Nonvoting Common Stock and CDL Class B Voting Common Stock became, upon the name change of Citadel Holding Corporation to Reading International, Inc., shares of RII Class A Nonvoting Stock and RII Class B Voting Stock (the “Class B Voting Stock”), respectively, in each case on a 1 for 1 basis.

      Incident to the transaction, officers and directors of CRG and REI were given the right to have their outstanding stock options converted into options to acquire either RII Class A Nonvoting Stock or Class B Voting Stock. In each case, the exchange ratio used was the same as applied in the Consolidation to the conversion of outstanding CRG common stock, CRG common preference stock or REI common stock, as the case may be. Also incident to the transaction, the Company assumed all of the liabilities of CRG and REI under the various indemnity agreements, employment agreements and benefit agreements between those companies and their various officers and directors.

      The Consolidation, including the provisions relating to the conversion of stock options and the assumption of obligations relating to indemnity agreements, employment agreements and benefit agreements, was reviewed and recommended to the full Board of Directors by the Company’s Conflicts Committee, comprised of Independent Directors Soady and Villaseñor, and was thereafter approved by the Company’s Board of Directors. The issuance of stock in the Consolidation was submitted to the vote of the holders of CDL’s Class B Voting Stock and approved at the Company’s annual meeting of stockholders held on December 31, 2001.

      Prior to the Consolidation, Citadel, Craig and Old Reading were operated as part of a group of commonly controlled companies (the “Craig Group of Companies”). Mr. James J. Cotter was the Chairman and Chief Executive Officer of each of CDL, CRG and REI. Mr. S. Craig Tompkins was the President and a Director of CRG and the Vice Chairman of the Board and Corporate Secretary of each of CDL and REI. Mr. Andrzej Matyczynski was the Chief Financial Officer of each of CDL, CRG and REI, and Mr. Robert Smerling was the President and a Director of REI and the head of Citadel’s domestic cinema operations. Robert M. Loeffler was a director and a member of the audit committees of each of the three companies.

      REI was principally engaged in two lines of business (1) the development, ownership and operation of multiplex cinemas in Australia, New Zealand and Puerto Rico, and (2) the development, ownership and operation of cinema based entertainment centers and other real estate development activities in Australia and New Zealand. Citadel was likewise principally engaged in two lines of business (1) the development, ownership and operation of multiplex cinemas (focusing primarily on the art and upper-end film market) and “Off Broadway” style live theaters in the United States and (2) the ownership and operation of commercial real estate. Craig was principally in the business of owning interests in and providing management services to Old Reading and Citadel.

      Mr. James J. Cotter, in addition to serving as the Chairman of the Board and Chief Executive Officer of each of CRG, CDL, and REI owned or otherwise had voting control over each of the companies in the Craig Group of Companies. Specifically, Mr. Cotter owned or otherwise controlled securities representing more than 50% of the voting power of CRG, which in turn owned securities representing more than 50% of the voting power of REI. Mr. Cotter, together with CRG and REI owned securities representing 49.3% of the voting power of CDL.

      In part due to this overlapping ownership and control, there have been in the past a significant number of related party transactions between the members of the Craig Group of Companies, and their various affiliates. The Consolidation was intended, among other things, to address and mitigate these conflict of interest situations.

Overlapping Management

      Prior to 2000, the members of the Craig Group of Companies allocated certain overhead expenses and provided various management services to one another pursuant to various cost sharing and consulting arrangements. During 2000, Old Reading moved its executive offices from Philadelphia to Los Angeles, and the members of the Craig Group of Companies reorganized and consolidated their general and administrative staffs under CRG. Consequently, substantially all of the general and administrative employees of the Craig Group of Companies were, until the Consolidation, employed directly by CRG, and receive all of their health, medical, retirement and other benefits from CRG. The general and administrative expense of the Craig Group of Companies was then periodically allocated, in accordance with the amount of time spent by these employees providing services for the respective member of the group. In the Consolidation, all of these general and administrative employees become employees of RII.

Certain Transactions Between the Members of the Craig Group of Companies, and Their Affiliates

     Certain Entertainment Property Transactions

      In 1999, Old Reading determined that, in view of its limited capital resources and the size and scope of its investments and commitments in Australia and New Zealand, it should focus on its overseas activities and dispose of its domestic entertainment assets. During this same period, Citadel was searching for hard asset investment opportunities in which to invest its cash ($21,440,000 at June 30, 1999).

      In the summer of that year, management began conversations with National Auto Credit, Inc. (“NAC”), about a potential transaction in which NAC would acquire, in partnership with Citadel, all of the domestic cinema assets of Old Reading, including Old Reading’s rights to acquire the Manhattan based City Cinemas chain. In April 2000 Old Reading conveyed a 50% membership interest in Angelika Film Centers, Inc. (“AFC”) to NAC in consideration of the issuance to it of certain securities and granted to NAC, in consideration of the payment by NAC to Old Reading of an option fee of $500,000, an option to acquire the remainder of Readings domestic cinema assets. That option was subject to the right of Citadel to participate as a 50/50 partner with NAC in those assets, if Citadel were to so elect. Ultimately, NAC determined not to exercise that option, and determined instead to invest in a developmental “dot.com” company. Reading has resold to NAC the securities it received in consideration of the transfer of the 50% membership interest in AFC for gross proceeds of approximately $16,469,000. Reading had a basis in the 50% interest sold of approximately $6,123,250.

      During this same period, Citadel determined to proceed with the acquisition from Old Reading of the remainder of Old Reading’s domestic entertainment assets. During 2000 and the first quarter of 2001, Reading conveyed to Citadel the following domestic entertainment assets:

1. The City Cinemas and Liberty Theaters Transactions. In December 1998, Old Reading entered into an agreement (the “Sutton Agreement”) with Messrs. James J. Cotter and Michael Forman and certain of their affiliates (collectively referred to here in as “Sutton”) to acquire the City Cinemas cinema chain (the “City Cinemas Transaction”) and to acquire by merger Off Broadway Investments, Inc. (“Liberty Theaters) (the “Liberty Theaters Merger”). In 2000, Old Reading assigned that agreement to Citadel, and Citadel reimbursed to Old Reading the deposit Old Reading had made to Sutton under the Sutton Agreement. In 2000, Citadel closed the City Cinemas Transaction and the Liberty Theaters Merger. In the City Cinemas Transaction, Citadel leased from Sutton, under a ten-year operating lease (the “Operating Lease”), four cinemas, obtained certain management rights with respect to an additional six cinemas, and purchased City Cinemas’ 16.7% membership interest in AFC. Citadel also obtained certain options (referred to here collectively as the “Asset Purchase Option”), exercisable in ten years, to purchase the assets subject to the Operating Lease, including two fee interests, for $48,000,000, and committed, in 2007, to lend Sutton up to $28,000,000 (the “Standby Line of Credit”). In the Liberty Theaters Merger, Citadel merged with Liberty Theaters, issuing CDL common stock for all of the outstanding shares of Liberty Theaters in consideration of the issuance to Messrs. James J. Cotter and Michael Forman of CDL shares. The CDL common stock issued in the transaction was valued at $10,000,000. As a result of the City Cinemas Transaction, the management of NY Angelika, and two other domestic cinemas owned by Old Reading, were transferred from City Cinemas to Citadel. Included among the assets acquired were the rights and obligation with respect to the 86th Street Playhouse in which Messrs. Cotter and Forman have a controlling interest.

2. Sale of the Murray Hill Cinema. In September 2001, Sutton received an offer to purchase the Murray Hill Cinema (one of the cinemas subject to the Operating Lease and the Asset Purchase Option) for $10,000,000. Citadel agreed to release the Murray Hill cinema from the Operating Lease and the Asset Purchase Option. As a consequence of the release of the Murray Hill Cinema from the Operating lease and the Asset Purchase Option, it was agreed that upon the closing of that sale, the rent payable under the Operating Lease would be reduced by approximately $825,000 per year, the exercise price of the Asset Purchase Option would be decreased by $10,000,000 from $48,000,000 to $38,000,000, and the Standby Line of Credit would be reduced by $10,000,000 from $28,000,000 to $18,000,000. In addition, Citadel was to receive at the closing a two year option pursuant to which it could elect either (i) to receive a payment of $500,000 in consideration of its surrender of its tenant’s interest in the Murray Hill Cinema, or (ii) to purchase at par a 25% interest in the combined development of the Murray Hill site and the 3,703 square foot property adjacent to the Murray Hill Cinema (the “Murray Hill Option”). This transaction was reviewed and approved by the Company’s Conflicts Committee.

3. Modification of the Murray Hill Transaction. In late 2001, the sale transaction was modified, to provide for the sale of the Murray Hill Cinema in consideration of the payment of $2.5 million in cash and the delivery of a two-year purchase money promissory note (the “Murray Hill Promissory Note”) in the amount of $7,500,000, secured by the Murray Hill property. That transaction was closed on January 29, 2002, and it is anticipated that the Murray Hill Promissory Note will be paid before the end of October 2002. Reading continued to operate the Murray Hill Cinema from January 29, 2002 until July 19, 2002, under a license from Sutton, for no occupancy charges other than property tax and utilities. Reading has until January 29, 2004, subject to certain exceptions, which would require an earlier exercise date, to exercise the Murray Hill Option. This transaction was reviewed and approved by the Company’s Conflicts Committee.

4. The Domestic Cinema Transactions. In September 2000, Citadel also acquired from Old Reading the rights to the Angelika Film Center & Café project in Dallas, Texas — an eight screen Angelika style cinema that opened in August 2001 (the “Dallas Angelika”). In this transaction, Citadel reimbursed to Old Reading its out-of-pocket costs with respect to the development, and assumed Old Reading’s obligations under the lease. Old Reading, in turn, assigned to Citadel its interest in the lease and committed to reimburse to Citadel a portion of its investment in the Dallas Angelika if Citadel did not achieve at least a 20% return on equity during the second year of operation of the cinema. In March 2001, Old Reading sold the remainder of its domestic cinema assets (other than its residual 33.3% membership interest in AFC) to Citadel in consideration of the issuance by Citadel of a two-year purchase money promissory note in the amount of $1,906,000. This transaction was reviewed and approved by the Company’s Conflicts Committee. The purchase price was recommended by management and the board based upon a 6.0 multiple of cinema cash flow.

5. The Royal George Theatre Complex Transaction. In March 1999, Old Reading acquired for approximately $3,000,000 the Royal George Theater Complex, a four-auditorium fee property located in Chicago. The Royal George was acquired in a newly formed limited liability company (“RGT”). In June 2000, Citadel lent to RGT the funds needed to retire the purchase money note issued by RGT to acquire the complex, in consideration of the issuance to Citadel of a promissory note, bearing interest at the rate of 10.0% per annum, and in September 2000, acquired the Royal George Theatre Complex from Old Reading at approximately the same price as was paid by Old Reading for that complex in March 1999. This transaction was reviewed and approved by the Conflicts Committee. The purchase price was based on the recommendation of management.

6. Management of Live Theater Assets. Prior to the Liberty Theaters Merger, the live theater assets of Liberty Theaters and the Royal George Theatre Complex were booked and managed by Union Square Management, Inc., a third party theater management company. Ms. Margaret Cotter, the daughter of James J. Cotter, was at that time the Senior Vice President of that company. Reading’s live theaters are now booked and managed by Off-Broadway Investment LLC (“OBI Management”), a company wholly owned by Margaret Cotter. Ms. M. Cotter is also the President of that company. OBI Management has been retained on an at-will basis, on substantially the same terms as such management service was previously provided by Union Square Management for over the previous decade.

7. Investment in Plays. From time to time the members of the Craig Group of Companies, and Mr. Cotter and the other members of management, have been afforded the opportunity to invest in the productions that play or may play in the live theaters owned by the Company. These investments are monitored by Mr. Cotter, and periodically reported to the RII Conflicts Committee. During 2001, no related parties held any investment in any of the productions making use of Reading’s live theaters, other than Mr. Cotter’s historical interest in STOMP, which has been playing at the Orpheum Theatre since prior to its acquisition by Reading.

Certain Agricultural Transactions

      Prior to the Consolidation, the Craig Group of Companies collectively owned approximately 60% of the equity interest in three partnerships (the “Agricultural Partnerships”) formed in 1997 to purchase approximately 1,600 acres of agricultural land in Southern California commonly know as the “Big 4 Ranch.” In order to satisfy certain federal laws relating to access to federal water supplies, the ownership of the Big 4 Ranch was taken in the Agricultural Partnerships, which are owned 40% by Citadel, 40% by Big 4 Ranch, Inc. (“BRI”) and 20% by Visalia LLC (“Visalia”).

      Visalia is owned 49% by certain members of James J. Cotter’s family and 51% by Cecelia Packing (“Cecelia”) a company wholly owned by Mr. Cotter. The outside Directors of CDL felt at the time of the acquisition of Big 4 Ranch that it was important that Mr. Cotter acquire an equity interest in the Agricultural Partnerships, since Citadel was relying principally upon his expertise and experience in making and providing executive supervision of the investment.

      BRI was initially a wholly owned subsidiary of CDL, and was spun off to the stockholders of CDL immediately prior to the acquisition by the Agricultural Partnerships of Big 4 Ranch. Accordingly, Craig and Old Reading received their interests in BRI initially as a result of that spin-off. Thereafter, Craig increased its holdings in BRI through the purchase of additional BRI shares in privately negotiated transactions. Craig and Old Reading own their interests in the Agricultural Partnerships indirectly through their ownership of CDL and BRI shares. Prior to the Consolidation, Craig and Reading controlled BRI, owning 49% of the voting power of that company. In addition, Cecelia and a trust for the benefit of one of Mr. Tompkins’s children own an additional 3.2% of BRI. Historically, the officers and directors of CRG have served as the officers and directors of BRI.

      Shortly before the Consolidation, Craig and Old Reading sold all of their interest in BRI to a third party for nominal consideration. In July 2002, the Agricultural Partnerships reconveyed the Big 4 Ranch to the prior owner of the property in satisfaction of all liabilities under the purchase money promissory note encumbering that property (the “Reconveyance”). The Agricultural Partnerships are in the process of winding up and liquidating, as they have no assets.

      Prior to the Reconveyance, the Big 4 Ranch was farmed by Big 4 Ranch Farming, LLC (“Farming”), which is owned 80% by Citadel and 20% by Cecelia. For the year 2001 and the six months ended June 30, 2002, Farming received no profit from its farming activities on behalf of the Agricultural Partnerships. Farming contracts with Cecelia for certain bookkeeping and administrative services, for which it pays a fee of $6,000 per month, and was paid $72,000 in each of 1999, 2000 and 2001, for such administrative services. This fee was reviewed and approved by the Company’s independent directors at the time the Agricultural Partnerships were formed in 1997. Cecelia also packs fruit for the Agricultural Partnerships. The Craig Group of Companies provides various administrative services for the Agricultural Partnerships and BRI, for which they receive no compensation. Packing services were provided by Cecelia at industry competitive rates.

      Due to a variety of factors, principally bad weather and market conditions, the Agricultural Partnerships lost in excess of 100% of their equity. Following the December 1998 freeze, which destroyed their 1999 crop and naturally adversely affected the 2000 crop, the Agricultural Partnerships were funded on an 80/20 basis through various loans and advances from Citadel and Visalia. BRI, which has essentially no assets other than its original interest in the Agricultural Partnerships, did not have the capital resources to contribute to the ongoing funding of the Agricultural Partnerships.

Certain Family Relationships

      Mr. Cotter, the principal stockholder of RII, has advised the Board of Directors that he considers his holdings in RII to be a long-term investment to be passed to his heirs. The Directors of RII believe that it is in the best interests of these companies, and their respective stockholders, for Mr. Cotter’s heirs to become experienced in the operations and affairs of the Company. Accordingly, all of his children are currently involved in the business and affairs of Reading.

      Ms. Ellen Cotter, 36, is the Chief Operating Officer of Reading’s domestic cinema operations. Ms. Ellen Cotter is a graduate of Smith College and holds a juris doctor from Georgetown Law School. Prior to her involvement with Reading, Ms. Ellen Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in New York.

      Mr. James J. Cotter, Jr., 33, was elected to the RII Board of Directors on March 21, 2002. Mr. James J. Cotter, Jr. has and continues to receive the same compensation paid to all other non-employee directors, including the grant to him upon his election to the Board of currently exercisable options to purchase 20,000 shares of Class A Nonvoting Stock, exercisable at the market price of such stock on the date of grant. Mr. James J. Cotter, Jr. is a graduate of the Brown University, and obtained his law and tax degrees from the New York University, and is currently in the private practice of law with the firm of Winston & Strawn, in New York. From September 1999 to March 2002, Mr. James J. Cotter, Jr. was a director of Gish Biomedical, Inc., a company in which Reading has a 16.3% interest. Mr. James J. Cotter, Jr. received no compensation for his services as a Gish director.

      Ms. Margaret Cotter, 34, was elected to the RII Board on September 27, 2002. Prior to such election, she was a member of the Board of Directors of BRI and continues to serve as a director of CRG. Until the date of her election to the RII Board, Ms. Cotter received as a CRG Director that same compensation paid to all other non-employee directors of CRG ($25,000 with respect to 2001), and served on the board of BRI as an accommodation to Reading and without separate compensation. Ms. Cotter has agreed to waive her directors fees with respect to her future services as a director of the Company, but received, upon her election to the Board of RII, in accordance with the Company’s historic practice, currently exercisable options to purchase 20,000 shares of Class A Nonvoting Stock at an exercise price determined by reference to the market price of such securities on the date of grant ($3.75 per share). Ms. Margaret Cotter also holds options to acquire 35,100 shares of Class B Voting Stock, exercisable at $8.47 per share on average, representing options assumed in the Consolidation to acquire CRG common stock issued to her for her services as a director of CRG. Ms. Margaret Cotter has also served as an officer of Cecelia and is the owner and President of OBI Management, and, incident to OBI Management’s management arrangement with Reading, serves as the president of Liberty Theaters, Inc. Reading’s arrangement with OBI Management is on a month-to-month basis, is periodically reviewed by the Company’s Conflicts Committee, and provides for the management of Reading’s New York live theaters on essential the same business terms as provided in Liberty Theater’s arrangement with OBI Management’s predecessor prior to the acquisition of Liberty Theaters by Reading in 2000. Accordingly, the cost of this management structure was taken into account by the Company’s Conflicts Committee at the time that it approved the Liberty Theaters Merger. Essentially, this arrangement provides that the manager will receive compensation solely from the net cash flow received by Reading from each of its New York theaters, after taking into account a preferred return to Reading, and that the manager will receive no compensation with respect to any such theatre at any time when it is not generating revenues for Reading. This arrangement incentivizes the manager to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater. In the case of the Royal George Theater Complex in Chicago, which was acquired separately from Liberty Theaters, Reading paid a flat fee of $20,000 with respect to 2001, plus reimbursement of travel related expenses for OBI Management personal with respect to travel between New York City and Chicago in connection with the management of the Royal George Theater Complex. OBI Management operates from theater facilities owned by Reading on a rent-free basis, but with the exception of the travel related reimbursement with respect to the management of the Royal George Theater Complex, otherwise is responsible for all of its costs and expenses relating to the performance of its management functions. OBI Management earned $393,726 from Reading in 2001. By comparison, in the year of the Liberty Theaters Merger, Liberty Theatres paid in excess of $415,000 for the management of its New York live theaters alone. Ms. Margaret Cotter is a graduate of Georgetown University, and holds a juris doctor from Georgetown Law School. Prior to her involvement with Reading, Ms. Margaret Cotter spent four years as an assistant district attorney and felony trial prosecutor in New York City.

      Mr. James J. Cotter, Jr., Ms. Ellen Cotter and Ms. Margaret Cotter each have direct or indirectly ownership interest in Visalia and Hecco Ventures.

Certain Miscellaneous Transactions

      At December 31, 2001, Mr. Smerling owed Reading $105,000 pursuant to a demand loan. In January 2002, Mr. Smerling repaid $35,000 of this loan.

Performance Graph

      The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

      The following line graph compares the cumulative total stockholder return on Reading International, Inc.’s common stock for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 against the cumulative total return as calculated by the Center for Research in Securities Prices (“CRSP”) of the American Stock Exchange (“AMEX”) and the motion picture theater operator group and the real estate operator group.

 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG READING INTERNATIONAL, INC., THE AMEX COMPOSITE INDEX,
A REAL ESTATE OPERATORS GROUP AND A
MOTION PICTURE THEATER OPERATORS GROUP

*	$100 Invested on 12/31/96 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

INDEPENDENT PUBLIC ACCOUNTANTS

      Our independent public accountants, Deloitte & Touche LLP, have audited the Company’s books for the fiscal year ended December 31, 2001, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of RII’s 2001 financial statements and the reviews of the financial statements included in RII’s Form 10-Q for 2001 was $297,500.

Financial Information Systems Design and Implementation Fees

      No fees were billed by Deloitte & Touche for 2001 for financial information systems design and implementation fees.

All Other Fees

      The aggregate fees billed by Deloitte & Touche for 2001 for services other than as set forth above were $89,600.

Compatibility of Fees with Independent Accountant’s Independence

      The Audit Committee has determined that the provision of services covered under the subheading “All Other Fees” above is compatible with maintaining Deloitte and Touche’s Independence.

Annual Report

      Copies of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (the “Annual Report”) and quarterly report for the six-month period ended June 30, 2002 are enclosed.

Stockholder Proposals

      Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2003 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the Company’s principal executive offices at 550 South Hope Street, Suite 1825, Los Angeles, CA 90071, no later than June 13, 2003. If the Company is not notified of a stockholder proposal by June 13, 2003, the proxies held by management of the Company may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

      The Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by the stockholders of the Company must be made by written notice delivered to the Secretary of the Company at the Company’s principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders at which directors are elected. Such written notice must set forth, among other things, the name, age, address and principal occupation or employment of such nominee, the number of shares of the Company’s Common Stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors. Nominations not made in accordance with the foregoing procedure will not be valid.

      The Company anticipates that its 2003 annual meeting will be held in the second quarter of 2003, in which case the date for making stockholder proposals and/or nominations will be moved up to not later than 90 days prior to the announced date of such meeting.

Other Matters

      The Board of Directors does not know of any other matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

      As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to the Company’s stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy materials.

      The Company will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Secretary by phone at (213) 235-2240 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071.

      Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Secretary by phone at (213) 235-2240 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, to request multiple copies of the proxy materials in the future.

      Stockholders residing at the same address and currently receiving multiple copies of the proxy materials may contact the Secretary by phone at (213) 235-2240 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, to request that only a single copy of the proxy materials be mailed in the future.

By Order of the Board of Directors,

JAMES J. COTTER
Chairman

Dated: October 16, 2002

READING INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 8, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Cotter and S. Craig Tompkins, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Reading International, Inc. to be held at the Millennium Biltmore Hotel on Friday, November 8, 2002 at 9:00 a.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

PLEASE SIGN AND DATE ON REVERSE SIDE

Please Detach Here

You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

1.	ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except as indicated to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS

Director Nominees: James J. Cotter, Eric Barr, James J. Cotter, Jr., Margaret Cotter, Gerard P. Laheney, William C. Soady and Alfred Villaseñor, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)

EXCEPTIONS

2.	OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

Dated: , 2002

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.